Exhibit 10.3

FIRST AMENDMENT TO
BUSINESS AND ROYALTY AGREEMENT

This First Amendment to Business and Royalty Agreement (this “First Amendment”) is made and entered into as of the 23rd day of November, 2010, by and between Global Energy, Inc., a corporation organized and existing under the laws of the State of Nevada (“Global”), and Covanta Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (“Covanta”).

WHEREAS, AlphaKat GmbH, a company organized and existing under the laws of Germany (“AK”), and Covanta entered into a License and Manufacturing Agreement dated March 11, 2010 (the “LMA”) which authorizes Covanta, among other things, to manufacture and have manufactured Systems;

WHEREAS, AlphaKat – Global Energy GmbH, a company organized and existing under the laws of Germany (“Licensor”), and Covanta entered into a License Agreement dated February 6, 2008 (as amended through the date hereof, the “License Agreement”);

WHEREAS, Global and Covanta entered into the Business and Royalty Agreement dated as of February 6, 2008 (the “Agreement”);

WHEREAS, the terms of the LMA requires that certain modifications be made to the terms of the Agreement and the License Agreement; and

WHEREAS, Global and Covanta want to implement those modifications and certain other modifications to the terms of the Agreement;

NOW, THEREFORE, in light of the mutual premises set forth herein and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows.

1.	Capitalized Terms. All of the capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.

2.	Amendments to the Agreement. The following amendments to the Agreement are made:

a.	The following new capitalized terms are added to Section 1.1 of the Agreement:

““American” means American Renewable Diesel, LLC, a Delaware limited liability company, and its successors and assigns.”

““Approved Supplier” means any Person securing rights from AlphaKat to make or have made Systems and Parts and/or to sell Systems and Parts.”

““Approved Supplier Purchase Order” means any purchase order to sell one or more Systems entered into by and between an Approved Supplier (other than Covanta or an Affiliate of Covanta), as the seller, and any Person as the purchaser.”

“Base Price” means the price being charged for the purchase of a System pursuant to a Covanta Purchase Order which shall include Covanta’s direct costs, indirect costs, applied overhead, manufacturer’s profit and the cost of providing a one-year warranty, but shall not include, for the avoidance of doubt, (i) the amount of the Commission that is payable hereunder, (ii) the royalties payable by Covanta to AK pursuant to the Manufacturing Agreement, (iii) any sales taxes, use taxes, value added taxes or any other type of taxes whatsoever, (iv) any import duties or other similar charges or fees on the importation or delivery of equipment, (v) fees separately charged to provide an extended warranty on, or perform operation and maintenance services for, the Systems being sold and (vi) any other types of charges not typically included in the sale price of a product.”

““Covanta Purchase Order” means any purchase order to sell one or more Systems entered into by and between any Person (including Covanta or any Affiliate of Covanta) as the purchaser and Covanta, any Affiliate of Covanta or any supplier to Covanta or any Affiliate of Covanta, as the seller.”

““Fuel Royalty” has the meaning set forth in Section 5.1.”

““Licensor Purchase Order” means any purchase order to sell one or more Systems entered into by and between Covanta or any Affiliate of Covanta as the purchaser and Licensor or AK as the seller.”

““Manufacturing Agreement” means the License and Manufacturing Agreement dated March 11, 2010, entered into by and between AK and Covanta.”

““Parts” means any subsystem, component, item of equipment (including the KDV Turbine), part, spare part and any other items which are used in the operation of the System.”

““Renewable” means Renewable Diesel, LLC, a limited liability company formed under the laws of Delaware, and its successors and assigns.”

b.
The following capitalized terms are deleted in their entirety from Section 1.1 of the Agreement:  (i) Commercial Waste; (ii) Contracted Waste; (iii) Election Notice; (iv) Radial Biomass; (v) Royalty; and (vi) Trianon.

c.	The definitions of the following capitalized terms are modified to read as follows:

““Competitor” means a Competitor of Covanta or a Competitor of Global, as the context requires, it being agreed for all purposes of this Agreement that none of (i) Global and its Affiliates, (ii) Covanta and its Affiliates or (iii) Renewable and its Affiliates shall be treated as Competitors,”

““Competitor of Covanta” means a Person, directly or through Affiliates, engaged primarily in the business of (i) waste disposal, including the energy from waste business and/or (ii) the processing or conversion, or the selling of equipment or development of technology for the processing or conversion, of waste or organic feedstock(s) containing hydrocarbon materials, including Feedstock, into diesel fuel.”

““Competitor of Global” means a Person, directly or through Affiliates, engaged primarily in the business of the processing or conversion, or the selling of equipment or development of technology for the processing or conversion, of waste or organic feedstock(s) containing hydrocarbon materials, including Feedstock into diesel fuel.”

““DP Site” means the site on which the Demonstration Plant is installed.”

““DP System” means the System purchased by Covanta for the Demonstration Plant.”

““Feedstock” means any material capable of being processed by the Technology, including Household Waste.”

““Household Waste” means all non-hazardous, post-recycled municipal solid waste which is collected from residences, which waste is of the type normally accepted for processing at waste to energy facilities in the United States.”

““Improvements” means all the techniques, enhancements, modifications, changes, experience, methods, information, data or knowledge that will be created or acquired in the future relating to the Technology and/or the manufacturing of the Systems and Parts (whether or not patentable, useful or workable) through the implementation, development, re-design, testing, operation, maintenance, monitoring, control, modeling, fabrication and improvement of the Technology and/or the manufacturing of the Systems and Parts and/or the operation of Systems.”

““KDV 500” means a System capable of producing a minimum of 500 liters of diesel oil per hour.”

““License Agreement” means the License Agreement entered into by Covanta and Licensor dated as of February 6, 2008, as amended by the First Amendment to License Agreement dated as of July 8, 2008 and the Second Amendment to License Agreement dated as of November 23, 2010, a copy of each of which has been provided to Global.”

““Project” means a project to convert Feedstock to diesel using the Technology (i) for use in Territory A or Territory B which is initiated, developed and owned (in whole or in part) by Covanta or a Covanta Affiliate or (ii) for use in Territory A which is owned by a Governmental Organization where and for so long as the System(s) which comprise the project are being operated by Covanta.  For the avoidance of any doubt, a project which is identified by Covanta, is developed by Renewable or by any other Person on behalf of Covanta and is owned (in whole or in part) by Covanta or a Covanta Affiliate shall be a Project for all purposes of this Agreement, including the payment of a Fuel Royalty.”

““Purchase Order” means a Covanta Purchase Order or a Licensor Purchase Order.”

““System” means any system of components (consisting primarily of the required KDV Turbines, the feed preparation system, the ash handling system, any system control hardware and software, structural steel, piping and electrical wiring), including all Parts, whether it is in existence today or developed hereafter by AK, Covanta or any other Person, and any future system of components to convert Feedstock into diesel oil using the Technology.”

““Territory B” means China, the United Kingdom, the Republic of Ireland and Canada.”

d.
All the capitalized terms defined herein by a reference to the definition of such term in the License Agreement shall mean, for the avoidance of any doubt, the License Agreement as it has been amended through the date of this First Amendment.  Future amendments to the License Agreement that modify any such capitalized term shall not be applicable unless the Parties agree to such modification by a further amendment of the Agreement.

e.	All of the references in the Agreement to the term “Royalty” are changed to “Fuel Royalty” and all of the references in the Agreement to the term “Royalties” are changed to “Fuel Royalties.”

f.	The word “and” at the end of Section 1.2(f) is deleted, the period at the end of Section 1.2(g) is changed to a semicolon and the following new provisions are added to Section 1.2:

“(h)           All the references herein to the terms “diesel,” “diesel oil” or “diesel fuel” or any similar term shall include kerosene, jet fuel and any other fuel that Feedstock can be converted into using the Technology; and

(i)              All references to Covanta in its capacity as a manufacturer of Systems shall include any Affiliate of Covanta, any Person (that is not an Affiliate of Covanta) that is manufacturing Systems in which Covanta or an Affiliate of Covanta has an ownership interest and any contractor or supplier manufacturing systems under an agreement with Covanta or any Affiliate of Covanta.”

g.	Section 2.1 is hereby deleted and replaced in its entirety by the following:

“Section 2.1            Rights of Covanta.  Subject to the terms of this Agreement, and intending to be consistent with the terms and conditions of the License Agreement, during the Interim Period, the Initial Period and the Extended Period, Global hereby grants the following rights to Covanta to the extent now or hereafter held by Global during the term of this Agreement (the “Covanta Rights”):  (i) the exclusive right to market, offer for sale and sell Systems for use in Territory A, the exclusive right to market, offer for sale and sell Systems to Governmental Organizations for use outside Territory A and the right to sell Systems to Global or any of its Affiliates for projects outside of the Territory owned by Global, any of its Affiliates or any entity in which Global or any of its Affiliates holds an ownership interest; (ii) the exclusive right to use, practice and make improvements to the Technology (including the Systems and Parts) in Territory A (subject to the right of Global to develop Carve-Out Projects in Territory A as provided for in Section 2.2 and the rights granted to Renewable by Covanta to develop projects in Territory A); (iii) the non-exclusive right in Territory B to use, practice and make Improvements to the Technology (including the Systems and Parts) in connection with Projects using Feedstock; and (iv) the right to manufacture or have manufactured and sell Systems as contemplated by the terms of the Manufacturing Agreement.  Global expressly agrees that it shall not do anything in connection with the Technology, during the term of the License Agreement or the term of the Manufacturing Agreement, as the case may be, which is inconsistent with (i) any of the exclusive rights granted by Licensor to Covanta as part of the Covanta Rights pursuant to the License Agreement regardless of whether such rights have been or will be granted to Global by Licensor or (ii) the manufacturing rights granted by AK to Covanta pursuant to the Manufacturing Agreement regardless of whether such rights have been or will be granted to Global by AK.  For the avoidance of doubt, Covanta shall be entitled to exercise any or all of the license rights and manufacturing rights granted to it in the Technology itself or through any of its Affiliates, but  Covanta shall not have the right to issue sublicenses to any Person other than an Affiliate or American, Global or their respective Affiliates.”

h.	In the second line of the opening paragraph of Section 2.2, the following words are inserted after the word “Technology:”

“with Household Waste as the Feedstock”

i.	In the third line of Section 2.3(a), the words “that Covanta has the right to purchase through Licensor” which follow the word “Systems” are deleted.

j.	The word “Renewable” shall be substituted for the word “Trianon” in the tenth line of Section 2.3(g).

k.	In the seventh line of Section 2.3(h), the following words are inserted after the word “effect” and before the period which follows such word:

“; provided, however, that  the foregoing restrictions shall not apply to the sale or transfer by Covanta of any wholly owned subsidiary that has a direct or an indirect interest in one or more Projects if such subsidiary has material assets other than just its direct or indirect interests in such Projects”

l.	Section 2.4 is hereby deleted and replaced in its entirety by the following:

“Section 2.4 EPA Registration.  Covanta will use commercially reasonable efforts during the term hereof to register the diesel oil produced by the Demonstration Plant as a motor fuel with the United States Environmental Protection Agency.  Covanta shall take the lead with respect to the necessary activities for securing such registration, including preparing and submitting applications to the United States Environmental Protection Agency, and Global shall reasonably cooperate with such efforts to be undertaken by Covanta.”

m.	Sections 2.5 and 2.6 are hereby deleted in their entirety.

n.	As all of the obligations set forth in Article 3 have been fully performed, Article 3 is hereby deleted in its entirety and replaced with the following:

“ARTICLE 3 – COMMITMENT TO PROVIDE SYSTEMS

Section 3.1               Availability of Systems.  Covanta acknowledges (i) the role played by Global in assisting Covanta in securing the manufacturing rights under the Manufacturing Agreement and the expansion of the Covanta Rights under the License Agreement and (ii) the disadvantages to Global if Global is not able to purchase from Covanta for the Systems required by Global for its projects and its customers.  In partial consideration thereof, Covanta agrees that it shall (a) taking into account at the time that Global seeks to put in place a Covanta Purchase Order for itself or a customer (I) the limits of Covanta’s manufacturing capabilities, (II) Covanta’s existing Purchase Orders (including those for Projects) and (iii) the requirements of Global or its customer, including the delivery schedule for the Systems, supply all the Systems required for Global’s projects and customers and (b) not delay the negotiation or execution of Covanta Purchase Orders for, or the delivery of Systems to, Global or its clients to favor the Systems required by Covanta or Renewable for Projects.

Section 3.2               Purchase Price of Systems.  The Parties acknowledge that (i) Covanta wants to maintain as confidential its costs of manufacturing Systems and that it prefers to not have Global audit such costs and (ii) Covanta has a built in incentive to set the Base Price of Systems at the lowest level possible in order to limit the Commissions (as defined in the License Agreement) that are payable by Covanta to Licensor or American, as the case may be, under the License Agreement and the Royalties (as defined in the Manufacturing Agreement) that are payable to AK under the Manufacturing Agreement  In partial consideration thereof, the Parties agree that within sixty (60) days after Covanta places one or more purchase orders to secure some or all of the Parts that are required to manufacture the initial KDV 500 which is to be manufactured by Covanta, Covanta and Global shall agree on the mark-up (the “Mark-Up”) over the Base Price that Covanta will charge for all Systems sold to the Persons specified in this Section 3.2, which is intended to be a standard mark-up for the preferred purchasers of original equipment manufactured products.  The purchase price of all the Systems manufactured by Covanta for the following Persons shall equal the Base Price plus the Mark-Up:  (i) all Systems for Projects (regardless of whether Global or Renewable is an investor in such Projects); (ii) all Systems for projects that are owned by Global, an Affiliate of Global or any other Person in which Global owns at least a ten percent (10%) interest; and (iii) all Systems for projects that are owned by Renewable, an Affiliate of Renewable or any other Person in which Renewable owns at least a ten percent (10%) interest.  Covanta shall provide a written certification each year regarding the Base Price established for such year.

Section 3.3               Terms of Covanta Purchase Order.  The Parties agree that they will cooperate with each other and with American, in good faith, to develop a standard form of Covanta Purchase Order for all Systems to be sold for any project or to any customer (other than a Project that is wholly owned by Covanta or a Covanta Affiliate).  While the final form of the standard Covanta Purchase Order must be acceptable to Covanta in its sole discretion, Covanta agrees that the terms of the standard Covanta Purchase Order will not disadvantage Global or American in using their respective rights to exploit the Technology in their respective territories (it being assumed for this purpose that Global’s territory is the same as that of Licensor).

Section 3.4              Annual Pricing.  The Parties shall meet each November (and shall invite American to participate in such meeting) for the purpose of (i) establishing the Base Price for the coming year, (ii) establishing the price of spare parts and any consumables being supplied by Covanta, (iii) approving changes in the form of the standard Covanta Purchase Order to provide predictability in marketing and selling the Systems, (iv) discussing issues of concern regarding pricing or undue priority to any of the Parties or American and (v) for any other purpose that is relevant to the successful exploitation of the Technology.  Subject to the express provisions hereof, the final determination of the Base Price, the price of spare parts and any consumables and the provisions of the standard Covanta Purchase Order shall be made by Covanta.

Section 3.5               Limited Right of Audit.  If Global believes, in good faith, that the Base Price of Systems is significantly higher than Covanta’s cost of manufacturing Systems or that Covanta is not meeting any of the other obligations set forth in this Article 3, Global shall have the right to treat it as a Dispute and require it be resolved in accordance with the procedures set forth in Article 9, it being expressly agreed that the costs of the Party that prevails in any such Dispute (the amount of which shall be determined by the arbitrator) shall be reimbursed by the other Party.  The obligation to reimburse such costs shall be reflected in the decision of the arbitrator.”

o.	Section 4.2 is deleted in its entirety.

p.	Section 4.3 is renumbered as Section 4.2.

q.	Section 4.4 is renumbered as Section 4.3 and the reference to “this Section 4.4” in eighth line is changed to “this Section 4.3.”

r.	Sections 5.1(b) and 5.1(c) are hereby deleted and replaced in their entirety by the following:

“(b)                            Following the termination of the License Agreement, Covanta shall not be obligated to pay a Fuel Royalty on any future Projects developed by Covanta (excluding any Projects that have placed a Purchase Order for one or more Systems prior to the date of termination or loss);

“(c)                           Notwithstanding anything contained herein to the contrary, Covanta shall not be obligated to pay the Fuel Royalty with respect to (i) the Demonstration Plant, (ii) any project initiated and developed by Renewable (even if Covanta invests in such project), (iii) any project that is initiated and developed by Global with the consent of Covanta (even if Covanta invests in such project) and (iv) any Systems which are sold to a Governmental Organization for use outside of Territory A or for use in Territory A after Covanta ceases to operate such Systems on behalf of the Governmental Organization, it being agreed that the Fuel Royalty shall be paid on all of the Carve-Out Projects in which Covanta invests;”

s.	Section 5.4 is hereby deleted and replaced in its entirety by the following:

“Section 5.4             Sale of Systems to Governmental Organizations.  If Covanta sells one or more Systems to a Governmental Organization for use in Territory A, Covanta shall be obligated to pay Global the Fuel Royalty in connection with the operation of such Project for so long as Covanta operates such System(s) for such Governmental Organization and Covanta shall price such obligation into the cost of operating such Project for the Governmental Organization.  If the Governmental Organization wants to retain the diesel fuel produced by the Project for its own use, then the Parties shall agree on a method of valuing the diesel for purposes of determining the Fuel Royalty or adopt an alternative way of calculating the Fuel Royalty for such Project.”

t.	The notice address for Global in Section 11.3 is hereby deleted and replaced in its entirety by the following:

“Global Energy, Inc.
Gama Building, 5th Floor
Ramat Gan 52681, Israel
Attention:  Asi Shalgi
Facsimile:  +972-77-228-5678”

u.	Section 11.13 is hereby renumbered as Section 11.14 and the following new Section 11.13 is added:

“Section 11.13         Survival.  Upon the termination or the expiration of this Agreement, the following Articles will survive:  5, 8, 9 and 11.”

3.	Miscellaneous Provisions to Apply. The provisions of Article 11 of the Agreement shall apply mutatis mutandis to this First Amendment as fully as if it was expressly set forth herein.

4.
Full Agreement of the Parties.  The Agreement, as amended by this First Amendment, embodies the entire understanding of Global and Covanta and supersedes all prior negotiations, understandings and agreements between them with respect to the subject matter thereof and hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Business and Royalty Agreement as of the date first above written.

GLOBAL ENERGY, INC.

By:	/s/ Asi Shalgi
Asi Shalgi, Chief Executive Officer

COVANTA ENERGY CORPORATION

By:	/s/ Timothy J. Simpson
Timothy J. Simpson, Executive Vice President and General Counsel